EXHIBIT 21.1
SUBSIDIARIES OF THE MERIDIAN RESOURCE CORPORATION
Sundance Acquisition Corporation
The Meridian Resource & Exploration LLC
The Meridian Resource Corporation (Delaware)
The Meridian Production Corporation
TE TMR Corp.
Cairn Energy USA, Inc.
Louisiana Onshore Properties LLC
FBB Anadarko Corp.
TMR Drilling Corporation
TMR Equipment Corporation